Exhibit 12.2

ONE Gas, Inc.

Computation of Ratio of Earnings to Fixed Charges

(Unaudited)	Three Months Ended March 31, 2014
	(thousands of dollars)
Fixed charges, as defined:
Interest on long-term debt	$13,207
Interest on lease agreements	401

Total fixed charges	13,608

Earnings before income taxes	95,888

Earnings available for fixed charges	$109,496

Ratio of earnings to fixed charges	8.05	x

A statement showing the calculation of the ratio of earnings to fixed charges for the years ended December 31, 2013, 2012, 2011, 2010, and 2009 was included in Exhibit 12.1 hereto, incorporating by reference Exhibit 12.1 to ONE Gas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 25, 2014 (File No. 001-36108).

For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pre-tax income from continuing operations plus fixed charges. “Fixed charges” consist of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.